Exhibit 10.4

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain terms to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

EMPLOYMENT CONTRACT

THIS AGREEMENT will be effective upon the approval of the board resolution (the “Agreement”).

Parties

(1)	Barentsz Capital Limited , a company incorporated in British Virgin Islands , having its registered office at Unit 8,3/F.,Qwomar Trading Complex,Blackburne Road, Port Purcell,Road Town,Tortola, British Virgin Islands VG1110 (the “Employer” or “we” or “us”),

(2)	WEI XIAO , whose residential address is_____________________ with a HKID No. [***] (the “Employee” or “you”),

Collectively the “Parties” and each individually a “Party”.

Agreed terms

1	Key terms

Position:	CEO
Effective date:	Effective upon the approval of the board resolution
Duration:	Until either party terminates the contract
Remuneration:	Twenty-five Thousand U.S. dollars (USD 25,000) per year

2	Definitions and interpretation

2.1	The following definitions and rules of interpretation apply in this Agreement:

Confidential Information: information in whatever form (whether or not recorded in writing) and wherever located relating to the business, affairs, finance, or connections of the Employer, any Group Company and their directors, officers, clients, customers, and suppliers, that is for the time being confidential or commercially sensitive. Confidential Information includes: Any trade secrets, technical data, proprietary information, business processes or methods or any know-how relating to the business or affairs of the Employer or of any Group Company, whether or not such information is marked confidential; but does not include any information that is already in, or comes into, the public domain other than through unauthorised disclosure.

Group: the Employer, together with any of its subsidiaries, its holding company, and fellow subsidiaries of its holding company, and Group Company means any one of them.

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Moral Rights: the right (a) to be attributed or credited as the author of a work; (b) not to have his work treated in a derogatory way; and (c) not to have a work falsely attributed to him as author, and any other similar right capable of protection under the laws of any relevant jurisdiction.

Start Date: such date as stated in Clause 1.

2.2	Clause and paragraph headings shall not affect the interpretation of this Agreement.

2.3	Unless the context otherwise requires, words in the singular shall include the plural and, in the plural, shall include the singular and a reference to one gender shall include a reference to the other genders.

2.4	A reference to writing or written includes fax and email unless otherwise provided.

3	Term of employment

3.1	The employment will commence (or be deemed to have commenced) on the Start Date.

4	Duties

4.1	You are employed in the position as stated in Clause 1, or such other role as we may require from time to time having regard to the needs of the business and your skills, qualifications, and experience.

4.2	Your main duties will be to act as CEO and Key responsibilities include (1) Overall responsible for the company’s strategy and development; (2) Making major corporate decisions, managing overall operations, and driving the organization’s strategic direction.

4.3	You will also perform such functions and duties as we may from time to time assign to you and fulfil any duties and responsibilities as are required by, inherent in, or consistent with your position or role.

4.4	During the employment, you will:

(a)	Work at Hong Kong and Mainland China as the normal place of work, and such other locations as we reasonably require from time to time to meet our business needs and for the proper performance of your duties;

(b)	conform to such hours of work as may from time to time be reasonably required by us. For the avoidance of doubt, you will not be entitled to receive any additional remuneration for work performed outside normal office hours;

(c)	unless prevented by incapacity, devote the whole of your time, attention, and abilities to our business; and

(d)	use your best endeavors to promote, protect, and develop our business.

5	Remuneration

5.1	You will be paid the remuneration as stated in Clause 1.

5.2	Your month wage will be computed based on the number of hours you work in the company in that calendar month.

5.3	Your wage will be reviewed annually. We have no obligation however to award an increase following a wage review. There will be no review of the wage after notice has been given by either Party to terminate the employment.

5.4	You may be paid an end-of-year payment or bonus at our discretion at such time and of such amount as we may determine. Such payment is entirely discretionary and does not form part of your entitlement under this Agreement.

6	Expenses

We will reimburse you for all proper and reasonable out-of-pocket expenses actually incurred by you in the performance of your duties upon presentation of supporting statements, receipts, or vouchers.

7	Hours of work

Your normal working hours will be 9:00 a.m. to 6:00 p.m. on Monday, Tuesday, Wednesday, Thursday, and Friday, including a meal break of one (1) hour each day at such time as agreed with us.

8	Rest days

Saturday, and Sunday will be your regular rest day(s). Your rest day pay has been not included in the calculation of your basic wages.

9	Holidays

9.1	Subject to Clause 10.2 and Clause 10.3, you are not required to work on statutory holidays or general holidays (“Holidays”).

9.2	We may ask you to work on a statutory holiday, provided that you are given an alternative holiday and are properly notified in accordance with the Employment Ordinance (Cap 57).

9.3	In addition to statutory holidays, you are entitled to general holidays as stipulated in General Holidays Ordinance (Cap 149). We may at our discretion require you to work on a general holiday.

10	Work arrangements during typhoons and rainstorms

When typhoon signal no. 8 or above is hoisted, or when the black rainstorm warning is in force, you will not be required to work and no wages or benefits will be deducted during this period. You are required to resume duty if typhoon signal no. 8 is lowered, or the black rainstorm warning is cancelled, not less than two (2) hours before the close of working hours.

11	Employee protections

You are entitled to all other rights, benefits, and protection under the Employment Ordinance (Cap 57), the Minimum Wage Ordinance (Cap 608), the Employees’ Compensation Ordinance (Cap 282), and any other relevant labour legislation.

12	Employee handbook and policies

12.1	We have issued an employee handbook that sets out the rules, policies, and procedures that apply to your employment with us, for example the procedures to follow when you have any complaints, grievances, or objections.

12.2	You must also adhere to all our company policies, procedures, practices, and guidelines as published and updated from time to time, including any policies regarding how personal data (as defined in applicable data protection laws or regulations) should be handled.

12.3	A copy of the employee handbook and our policies currently in force will be made available to you. It is important that you become familiar with, and abide by, the employee handbook and the policies (as amended from time to time).

12.4	Failure by you to comply with our rules, policies, and procedures as set out in the employee handbook and our published policies may be grounds for disciplinary action, including termination of your employment.

12.5	You acknowledge that terms of the employee handbook and policies do not form part of this Agreement and are not intended to be contractual in nature, and that we may vary or cancel any policy or procedure from time to time in our absolute discretion.

13	Confidential information

13.1	In the ordinary course of your employment, you will have access to Confidential Information. Such information may not be readily available to competitors of the Employer or the general public, and if disclosed could cause significant harm to the Employer, the Group, or their clients, customers, or suppliers.

13.2	You undertake not to, whether during or after termination of your employment howsoever arising, disclose or divulge to any person, company, or organization, or otherwise make use of, any Confidential Information, except:

(a)	as required by applicable law, a court of competent jurisdiction, or any governmental or regulatory authority;

(b)	as authorized by us in writing; or

(c)	as required in the proper course of your duties.

13.3	If you become aware of any suspected or actual unauthorised use or disclosure of any Confidential Information, you must immediately notify us.

13.4	If you fail to comply with your obligations under this clause, you may face disciplinary action and/or summary dismissal.

13.5	Any documents, materials, records, storage of any kind, or tangible items of any nature generated, accessed, or acquired by you in the course of your employment that contain any Confidential Information is and remains our property. You must not remove any such property from our premises at any time without our prior written consent. At any time upon our request, and in any event upon termination of your employment howsoever arising, you must return to us all such property that is in your possession or under your control.

13.6	You undertake to, upon our request, delete all Confidential Information from any reusable material and/or destroy all other records, storage, or tangible items in your possession or under your control that contain any Confidential Information.

14	Intellectual property

14.1	You acknowledge that all Intellectual Property Rights created or generated by you (whether alone or with any other persons) in the course of, in connection with, or arising out of your employment with us, including any Intellectual Property Rights created:

(a)	before this Agreement is signed;

(b)	outside working hours and/or outside your workplace; or

(c)	using the Employer’s property (including intellectual property), resources, or Confidential Information,

belong to the Employer and are vested in the Employer (or will vest in the Employer upon creation).

14.2	You may have Moral Rights (and all similar rights in any jurisdiction) in the Intellectual Property Rights created or generated by you. To the extent permitted by law, you waive your Moral Rights and consent to all or any acts or omissions by the Employer (or persons authorised by the Employer) or its successors or assignees in respect of the Intellectual Property Rights created or generated by you.

14.3	You must disclose to us everything in which Intellectual Property Rights may subsist. You agree to promptly execute all documents and do all acts as may, in our opinion, be necessary to give effect to this clause.

15	Outside interests

15.1	You should devote the whole of your time, attention, and skill to the duties of your position and should at all times perform such duties faithfully and diligently, and obey all reasonable and lawful directions of the Employer.

15.2	Without limiting the generality of the above clause, during your employment, you must not:

(a)	be directly or indirectly engaged or concerned or have any financial interests in any other business, trade, profession, or occupation except with our prior written consent;

(b)	act in conflict with the best interests of the Employer or any Group Company;

(c)	be involved in any Competing Business; or

(d)	hold a position in any committee or board outside the Group without our prior written consent.

15.3	You acknowledge that damages (that is, monetary compensation) may not be adequate remedy for the Employer if you are in breach of this clause, and the Employer may take legal action to restrain you from continuing any action that is in breach of this clause.

16	Termination by notice or payment

16.1	During the first month of the Probation Period, either Party can terminate the Agreement without notice, cause, or payment in lieu of notice to the other Party. After the first month, either Party may terminate the Agreement at any time with one (1) month of notice without cause.

16.2	On expiry of the Probation Period, either Party may terminate the employment with three (1) months of notice.

16.3	Upon termination of your employment howsoever arising, you must return all our property that is in your possession. You will be liable to reimburse us for any loss of or damage to such property, except for fair wear and tear. The amount of such loss or damage shall be deducted from your final pay within the limits provided by the Employment Ordinance (Cap 57).

16.4	Upon termination of your employment howsoever arising, you must also irretrievably delete any information relating to our business stored on any magnetic or optical disk or memory or device that is in your possession or under your control.

16.5	At any time after termination, you must not represent yourself as connected with us in any capacity, other than as a former employee, or use any registered names or trading names associated with us.

17	Termination without notice

17.1	We may terminate your employment with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

(a)	are guilty of any gross misconduct affecting our business;

(b)	commit any serious or repeated breach of any of the provisions of this Agreement, or refuse or neglect to comply with any reasonable and lawful directions we may give you; or

(c)	are, in our reasonable opinion, negligent or incompetent in the performance of your duties.

17.2	Our rights under this clause are without prejudice to any other rights that we might have at law to terminate the employment or to accept any breach of this Agreement by you as having brought the Agreement to an end. Any delay by us in exercising our rights to terminate will not constitute a waiver of these rights.

18	Personal data

In the course of your employment, you have provided or you will provide us with your personal data (as defined under applicable data protection laws and regulations). We will comply with our obligations under such applicable laws and regulations. You should familiarise yourself with our personal data protection policies and notices to understand why and how your personal data is collected and processed by us. Your rights regarding your personal data (for example a right to request access to or correction of your personal data held by us) are set out in our personal data protection policies and notices as published and updated from time to time.

19	Waiver

The failure of either Party at any time to insist on the performance of, or to exercise a right or remedy under, any provision of this Agreement is not a waiver of its right at any later time to insist on the performance of, or exercise a right or remedy under, that or any other provision of this Agreement.

20	Severance

If any provision of this Agreement is or becomes invalid, illegal, or unenforceable, it will be deemed modified to the minimum extent necessary to make it valid, legal, and enforceable. If such modification is not possible, the relevant provision will be deemed deleted. Any modification to or deletion of a provision under this clause will not affect the validity and enforceability of the rest of this Agreement.

21	Entire agreement

21.1	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations, and understandings between us, whether written or oral, relating to its subject matter.

21.2	Each Party agrees that it will have no remedies in respect of any statement, representation, assurance, or warranty (whether made innocently or negligently) that is not set out in this Agreement.

22	Changes to terms of employment

22.1	We reserve the right to make reasonable changes to your duties according to the needs of our operation. This may include change of your work duties or working hours and/or relocating you to a different workplace.

22.2	We reserve the right to make reasonable changes to any term or condition of your employment, including your wages and other entitlements or benefits.

22.3	In the event of any change to your employment terms, we will notify you of the details in writing. Such changes will be deemed to be accepted by you unless you notify us of your objection in writing as soon as practicable. Your objection will be processed in accordance with our dispute resolution procedures, details of which are set out in our employee handbook.

23	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

24	Rights of third parties

This Agreement is personal to the Parties. The provisions of the Contracts (Rights of Third Parties) Ordinance (Cap 623) do not apply to this Agreement. No person who is not a party to this Agreement (whether or not such person is named, referred to, or otherwise identified, or forms part of a class of persons so named, referred to, or identified in this Agreement) shall have any right under the Contracts (Rights of Third Parties) Ordinance (Cap 623) to enforce this Agreement or to enjoy the benefit of any term of this Agreement.

25	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

This Agreement has been entered into on the date stated at the beginning of it.

For and on behalf of

Barentsz Capital Limited

/s/ WEI Xiao
WEI Xiao
Director

I, WEI XIAO , hereby accept employment with Barentsz Capital Limited on the terms and conditions set out in this Agreement. I acknowledge that I have been given an opportunity to obtain professional advice with respect to the terms and conditions in this Agreement, and execute this Agreement freely and voluntarily with full understanding of its contents.

/s/ WEI Xiao
[WEI XIAO]

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